Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ConocoPhillips, ConocoPhillips Company, ConocoPhillips Canada Funding Company I and ConocoPhillips Canada Funding Company II for the registration of Senior Debt Securities and to the incorporation by reference therein of our reports dated February 26, 2006, with respect to the consolidated financial statements, condensed consolidating financial information and schedule of ConocoPhillips, ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ConocoPhillips, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
October 5, 2006